Exhibit 10.5

AGREEMENT

Between

BREMEN BEARINGS OF RBC USA, INC.

PLYMOUTH, INDIANA PLANT

And

INTERNATIONAL UNION, UNITED

AUTOMOBILE, AEROSPACE AND

AGRICULTURAL IMPLEMENT WORKERS OF AMERICA,

THE
U. A.W.

And Its
Local 1368

Effective August 10, 2002

AGREEMENT

Between

BREMEN BEARINGS OF RBC USA, INC.
BREMEN, INDIANA PLANT

And

INTERNATIONAL UNION, UNITED

AUTOMOBILE, AEROSPACE AND

AGRICULTURAL IMPLEMENT WORKERS OF AMERICA,

THE
U. A.W.

And Its
Local 1368

Effective August 10, 2002

INDEX

Article

I	Agreement

II	Union Recognition

III	Agency Shop and Check-Off

IV	Cooperative Union Management

V	Rights and Functions of Management

VI	Strikes and Lockouts

VII	Production Standards and Incentive Pay

VIII	Job Evaluation Plan

IX	Hours of Work and Overtime Pay

X	Vacations and Vacation Pay

XI	Holidays

XII	Seniority

XIII	Settlement of Differences

XIV	Wages and Rates of Pay

XV	Insurance Benefits and Pensions

XVI	Jury Duty, Bereavement and Military Reserve Pay

XVII	Safety and Health

XVIII	Plant Rules

XIX	Leave of Absence

XX	Amendments and Modifications

XXI	Termination and Notice

Appendix “A” Rates of Pay Tier I Employees

Appendix “B” Rates of Pay Tier II Employees

Appendix “C” Labor Units & Grade

Appendix “D” Statement of Cooperation – Alcohol and Drug Abuse

Article I
AGREEMENT

Section 1.

This agreement, dated the 10th of August, 2002, is entered into between Bremen Bearings, RBC, INC. of Plymouth, Indiana plant, (hereinafter called the “Company”) and the INTERNATIONAL UNION, UNITED AUTOMOBILE, AEROSPACE AND AGRICULTURAL IMPLEMENT WORKERS OF AMERICA (UAW) and its Local 1368 (hereinafter called the “Union”), effective the 10th of August, 2002.

Section 2.

In consideration of this Agreement, the parties agree that it is the intent and purpose of the parties hereto that this Agreement is the complete Agreement covering rates of pay, hours of work and working conditions to be observed between the parties, and to provide orderly relationships between the Company and the Union, and to secure prompt disposition of difference between the parties pertaining to the compliance with or application of this agreement.

Section 3.

In recognition of its responsibility as the exclusive agent of the employees, the Union agrees that it will actively cooperate in discouraging absenteeism and tardiness, and that it will actively support proper Company efforts to eliminate waste, improve quality, prevent accidents, and strengthen good will between the Company, the employees, the customers, the Union, and the public.  The Union also confirms that it subscribes to the concept of a fair day’s work for a fair day’s pay.

Section 4.

The rights provided in this Agreement shall apply only to employees who have completed their 90-day probationary period, provided, however, that the probationary period may be extended an additional 30 days by mutual agreement of the Company and the Union.  Employees who have not completed their probationary period shall have no rights under Article XIII, Sec. 1, Step 3 of this Agreement.

Article II

Union Recognition

Section 1.

The Company recognizes the Union as the sole collective bargaining agency with respect to rates of pay, hours of work, and conditions of employment for employees engaged on jobs in Bremen Bearings, at its Plymouth, Indiana plant.

Section 2.

The term “employee” as used in this Agreement, shall apply to all production and maintenance workers engaged on jobs at the Plymouth, Indiana plant who are on an hourly or incentive basis, but excludes watchmen, salaried employees and supervisory employees with authority to hire, promote, discharge, discipline or otherwise effect changes in the status of employees or effectively to recommend such action.

Article III

Agency Shop and Check-off

Section 1.

Each employee who on the effective date of this Agreement is a member of the Union in good standing and each employee who becomes a member after that date shall, as a condition of employment, maintain his membership in the Union.

Each employee hired on or after August 12, 1972, shall as a condition of employment, beginning on the 30th day following the beginning of such employment acquire and maintain membership in the union.

Section 2.

The Company, for those employees who have heretofore, or hereafter by written authorization so directed, shall deduct from the first pay of each month the proper Union dues for the previous month, an initiation fee for new members, the assessments and promptly remit same to the International Secretary-Treasurer of the Union.  Changes in dues and assessments will be made only as authorized in writing by the International Secretary-Treasurer of the Union to the Company

Section 3.

If an employee is on vacation the week that Union dues are withheld, the Company agrees to provide the Union with the names along with the hourly rate that they were paid.

Article IV

Cooperative Union Management

Section 1.

The Company and the Union agree that they will not discriminate in the hiring of employees, or in their training, upgrading, downgrading, promotion, transfer, layoff, discipline, discharge or otherwise because of race, creed, color or national origin, age, union affiliations, sex, marital status or non-disqualifying disability.

Section 2.

The Company and the Union recognize the advisability of making every effort to constantly improve relationships between the Company, the Union and all employees.  To this end, a committee composed of two members of the Union and two members of management shall meet for one hour at least once a month on Company time to discuss problems and/or grievances which may cause a disruption in relationships or to suggest means of improving relationships.  The General Manager and the International Representative may attend these meetings.  The purpose of these meetings is to prevent, where possible, the use of the Arbitration Clause of this Agreement, as such is both costly to the parties and further, bilateral good faith collective bargaining is ineffective when a third party is called for the purposes of determining the intent of the Agreement.

Section 3.

a)                            It is the duty of every employee to apply himself diligently to his work during all of his working hours and to this end the Union will support the Company’s efforts to curb absenteeism and the practices which curtail production; to eliminate waste and inefficiency; to improve the quality of workmanship; to prevent accidents, and to promote good will between the Company and the employees.

b)                           The Union will cooperate wholeheartedly with the Company in a concerted drive for better quality and quantity of production.  It should be the responsibility of each employee to see that the work performed is up to required standards and that no defective work is concealed.

Article V

Rights and Functions of Management

Section 1.

The control of all matters relative to the management and operation of the plant and the operation of the Company’s business are vested exclusively in the Company and shall constitute a management right, except as these matters may be expressly limited by the terms of this Agreement.  The Company and the Union in the exercise of their rights shall observe the provisions of this Agreement.

Section 2.

The violation by either party of any provision of this Agreement shall not render the Agreement inoperative, and the sole and exclusive method of remedying any dispute which may arise hereunder shall be Article XIII, Settlement of Differences.

Section 3.

While it is understood that the Company may experiment with equipment, it is not the intent of the Company to replace any bargaining unit employee with a salaried employee through the exercise of this right.  Salaried employees may perform such work under their jurisdiction as instructing, experimenting, or relieving impediments in production, but no bargaining unit employee shall lose a work opportunity as a result.

Section 4.

When work which the bargaining unit normally performs is to be subcontracted, it will be done on the basis of time or money or special equipment or expertise.

When work is contracted out, the Company will inform the Union and explain the necessity prior to the subcontracting.

Section 5.

The Company may utilize temporary employees to do the work of those on leaves of absences, vacations, and other absences, and for unpredicted customer demands, to keep the operations running smoothly, but the Company can only use temporary employees when there are no regular employees available who will fill the need in the department on the shift.  A temporary employee shall not work in excess of 90 days per year per employee, unless the temporary employee is filling in for a regular employee on medical leave, in which case the temporary employee may work for the duration of the medical leave.  The temporary employee will be paid at the second tier rate and will not be eligible for benefits.  Temporary employees will be utilized only in positions of labor grades 1, 2, 3, 4, 5.

Article VI

Strikes and Lockouts

Section 1.

During the existence of this Agreement, the Union agrees that neither it nor any employee shall engage in any strikes, sympathy strikes, work stoppages, or slowing down of work, or any other interference with the normal production of the plant, or shipments from the plant products produced therein, or shipments of necessary materials to the plant.  Any violation of this Section by any employee shall be cause for dismissal or suspension.

In the event there is an interruption of production because of a concerted action, the Union, through the International Representative and Local president, shall immediately direct cessation of such interruption.

Section 2.

The Company, for itself, its supervisors and authorized representatives, agrees that during the term of this Agreement there shall be no lockouts in the Company’s plant.

Article VII

Production Standards and Incentive Pay

Section 1.

It is understood that the Company may make, at any time; motion, time or methods studies required for the efficient operation of its business, and may establish standards and levels of performance, and may audit its standards when it deems this to be necessary in the interest of its business.  During the start-up and development period for equipment the employee operating machine will be paid his/her average earned rate based on earnings during the prior week for a period not to exceed eight weeks.  Thereafter, the employee will be paid average hourly earnings up to 120% of his/her base wage until the equipment is rated.  The Company has a right to assign any employee to operate a machine during the first eight weeks of the start-up and development period for the equipment.  Thereafter, departmental seniority will be used to determine the operator of this equipment until the equipment is rated.  The Company will make reasonable efforts to establish a rate for new equipment within 120 days after the equipment has been released for consistent production.

Section 2.

Once a production standard has been established, the equity of such a standard may be challenged under the procedure set forth in Article XIII, Settlement of Differences.  Should the Union dispute the equity or fairness of a production standard, the Company will review with a proper Union steward, upon his request, the data relating to the production standard.

Section 3.

A production standard may be changed whenever a substantial and continuing change in material, method, specifications, or equipment, or an accumulation of such changes, or an obvious clerical or mechanical error has occurred, that has a substantial effect on the productivity of the job.

Section 4.

It is recognized that the Company has the right to institute incentive standards, with the understanding that such incentive standards shall be set in such a manner so that qualified operators working at a normal pace can produce work at 100% of standard.  Incentive jobs include:

Assembly

Incentive pay for second tier employees hired after 8/10/02 is capped at 140% of standard plus ½% for each 1% above 140% of standard.

The Company guarantees that the incentive standard for the assembly job shall be paid off of the base rate for the assembly department.

Section 5.

When an employee performs any work that does not meet the required specifications, he shall not receive any pay or credit for the work except for his guaranteed base rate on a weekly basis.  However, when the cause for rework is beyond the operator’s control, this provision will not apply.

Section 6.

The Company and the Union will discuss and implement a performance incentive program that is acceptable to both parties.

Article VIII

Job Evaluation Plan

Section 1.

Jobs shall be classified in their appropriate work grades by the Company, using the National Metal Trades Association’s Job Evaluation Plan.  Job descriptions, labor grades, and rates of pay have been prepared and are in effect for all present jobs.  When conditions warrant such action, the Company will establish new job classifications, change or add to and remove jobs or job descriptions.  When new jobs are established, or changes or additions made to existing jobs, new job descriptions will be drawn and evaluated by the Company in accordance with the NMTA Job Evaluation Plan.  Union must be furnished a current copy of the NMTA Job Evaluation Plan being used by the Company.  Where an incentive and non-incentive job are combined, the remaining job will be an incentive job if the preponderance (over 50%) of the job functions are functions of the incentive job.  Otherwise, the job will be deemed a non-incentive job.

Section 2.

All job rates of pay in effect at the time of this Agreement are effective and properly evaluated and shall not be the subject to process under the grievance procedure section of this contract.  Any new or changed job or job rate may be subject to processing under Article XIII, Settlement of Differences.  Such processing shall be confined to the result of the application of the NMTA Job Evaluation Plan.  The Plan itself shall not be subject to processing under Article XIII, Settlement of Differences, nor shall it be, in any manner or detail, subject to arbitration under this agreement.

Section 3.

The following method will be used in determining the work grade to be assigned to a job:  The job will be analyzed and reviewed by the Company’s Job Analyst who will write up the description of the general details considered necessary to describe the principal functions of the job identified, which description shall not be construed as a detailed description of all of the work requirements that may be inherent in any given job.  A copy of all job descriptions shall be made available to the Union for their inspection and review.

Article IX

Hours of Work and Overtime Pay

Section 1.

This Article is intended only to provide a basis for calculating overtime.  It shall not be construed by the Union or any of its members as limiting or guaranteeing the number of hours to be worked by an individual employee or group of employees per day or per week.

Section 2.                       Work Week

A normal work week shall consist of five consecutive eight hour days from Monday through Friday except where off standard work weeks are established, in which event the work week shall consist of five consecutive days followed by two days of rest.

Section 3.

A day shall be defined as a consecutive 24-hour period beginning with the starting time of an employee’s shift.  Eight continuous hours of work, interrupted by regularly scheduled lunch periods shall constitute a day’s work.

Section 4.

Employees on temporary transfer to another department will work the hours as scheduled in that department during the transfer.  If they receive less than 16 hours notice of a temporary transfer, they shall have the option of working either the hours scheduled in their own department or those scheduled in the department to which the temporary move was made.

Section 5.

Except where an off-standard workweek is established, the standard three and four shift schedules listed below shall be the hours of work, unless by agreement between the Union and the Company they are altered.

Company Shifts:	7:00 a.m. to 3:00 p.m.
3:00 p.m. to 11:00 p.m.
11:00 p.m. to 7:00 a.m.

Four Shift operation:

WORKDAY	A	B	C	D
Sunday	Off	Off	Sat. 11:00 p.m.	3-11
Sun. 7:00 a.m.

Monday	7-3	Off	Sun. 11:00 p.m.	3-11
Mon. 7:00 a.m.

Tuesday	7-3	3-11	Mon. 11:00 p.m.	Off
Tues. 7:00 a.m.

Wednesday	7-3	3-11	Tues. 11:00 p.m.	Off
Wed. 7:00 a.m.

Thursday	7-3	3-11	Off	Wed. 11:00 p.m.
Thurs. 7:00 a.m.

Friday	7-3	3-11	Off	Thurs. 11:00 p.m.
Fri. 7:00 a.m.

Saturday	Off	3-11	Fri. 11:00 p.m.	7-3
Sat. 7:00 a.m.

When a department is placed on a 4-shift operation, all employees in the affected department will be assigned to that schedule only.  The holiday schedule for the 4-shift operation shall be determined by the Company and union and posted by the beginning (January) of each year.

It is understood that the Company will not resort to a four-shift basis because of lack of available equipment due to disrepair.  Employees working on the B shift shall be paid at time and 1/8 for hours worked on Saturday.  Employees working on the C and D shift shall be paid at time and 1/8 for hours worked on Saturday and time and ¼ for hours worked on Sunday.

Employees on the B shift will be paid the second shift premium and employees on the C and D shifts will be paid the third shift premium.  In order to ensure cross training and ensure new equipment/processes, the Company has the right to schedule employees to work shifts other than their regularly scheduled shift for a period not to exceed 4 weeks for training purposes.

Section 6.                       Division of Overtime and Overtime Pay.

All overtime shall be distributed as equally as practicable within the department, classification and shift.  Overtime scheduling shall be compulsory for 50 hours and where scheduled absences and vacations must be covered.  In the case of scheduled vacations and scheduled absences, employees will be polled by seniority to fill in.  If there are no volunteers, the least senior employees in the classification may be assigned.  On a daily basis, notification for scheduled overtime will be at least two (2) hours prior to the end of the shift.  Notification for sixth and seventh day overtime will be posted as follows:

1st shift	3 p.m.	Wednesday

2nd shift	11 p.m.	Wednesday

3rd shift	11 p.m.	Wednesday

A.                                   Except as provided in B, below, time and one-half shall be paid for all hours or parts of hours worked:

(1)                                  In excess of eight (8) hours in any one workday.

(2)                                  In excess of forty (40) hours in any one workweek.

(3)                                  On Saturday, except for off standard work weeks.

(4)                                  On the sixth day of their scheduled workweek for employees on off standard work weeks.

B.                                     Double time shall be paid for all hours or parts of hours worked:

(1)                                  On Sundays, except for off standard work weeks.

(2)                                  On the seventh day of their scheduled work week for employees on off-standard work weeks.

C.                                     Overtime rates and premium rates shall not be paid to employees on more than one overtime or premium basis whether hourly, daily, or weekly.

D.                                    Company liability with respect to mis-scheduling of overtime shall be limited to a make-up turn.  In the event that an employee is bypassed for a make-up turn the Company will be liable for payment.  An employee who is not notified for an overtime turn within contractual limits shall not be charged with a turn.  An employee scheduled to work on his/her 6th or 7th day shall have a 24-hour notice of cancellation of such work except in emergencies.  If notice is not given, the employee scheduled will receive 4 hours pay at the appropriate rate.

E.                                      If a holiday falls on Friday or Monday and overtime is scheduled on the succeeding or preceding Saturday, it will be on a voluntary basis.

F.                                      Where a work opportunity is lost, the Company shall be liable for four hours at a time and one half for work performed by salaried non-bargaining unit employees normally performed by bargaining unit employees.

Section 7.                       Call in Pay

Employees called into work within a twenty-four (24) hour period from the starting time of their shift shall be guaranteed a minimum of four (4) hours at their regularly assigned rate.  This is provided that they report in within a reasonable amount of time from the call out.

Section 8.                       Report in Pay.

Employees who report for work as scheduled or who report for work upon notification to report shall, regardless of whether or not work is available for them be guaranteed a report in pay of no less than four (4) hours at their regularly assigned personal rate.

Employees will not be paid under this section if:

(1)                                  They are unfit to work;

(2)                                  Work is unavailable as a result of causes beyond the control of management;

(3)                                  They are notified not to report for work within 24 hours notice;

(4)                                  They refuse to perform work available within their department unless such work is not available or they refuse to perform other work for which they are qualified.

Article X

Vacations and Vacation Pay

Section 1.

The vacation year shall begin on January 1 and end on December 31.  The period for taking vacation time off shall begin with the first full week in January and end with the last full week in December, with the understanding that this period shall not detract from the Company’s right to establish a vacation shutdown period.  Plant shutdown shall be posted by the end of the last full month of the year.  The vacation shutdown shall not be more than two weeks per year.

Section 2.

Each employee who is actively on the payroll on December 31, or the Sunday closest to December 31, shall be entitled to his full vacation benefits notwithstanding the fact that his services may have been terminated for any reason in the ensuing year prior to the receipt of vacation pay.

Section 3.

Employees who were not on the active payroll on December 31 or the Sunday closest to December 31, but who become active thereafter as a result of recall or return from a leave of absence will receive vacation pay on a prorated basis computed at one-twelfth (1/12th) of his benefit for each full month of service in the current vacation year.  Employees recalled on or before the 15th of any month shall be given credit for the full month.

Employees whose benefits are computed under this Section 3 shall forfeit such benefits if:

(a)                                                     They are discharged; or

(b)                                                    They resign without giving five (5) days written notice to the Company.

Section 4.

Effective July 17, 1999, vacation benefits for eligible first tier (hired on or before August 10, 2002) full time employees shall be as follows:

Accredited Service Prior to December 31 of Vacation Year	Vacation Time	Vacation Pay Hours
1 year to 2 years	1 week and 1 day	68
2 years to 10 years	2 weeks and 1 day	108
10 years to 15 years	3 weeks and 1 day	148
15 years to 20 years	3 weeks and 4 days	172
20 years and over	4 weeks and 1 day	188

A first tier (hired on or before 8/10/02) employee will receive vacation pay at his/her average hourly earnings over either the first or second of the two preceding six month periods (January 1 thru June 30 or July 1 thru December 31), beginning January 1, 2000.

A second tier (hired on or after August 10, 2002) will receive vacation time and pay at his/her straight time base hourly rate as follows:

Accredited Service Prior to December 31 of Vacation Year	Vacation Time	Vacation Pay Hours
1 year to 3 years	1 week	40
3 years to 10 years	2 weeks	80
10 years and over	3 weeks	120

Section 5.

Vacations are planned absences. With the exception of prior approval by Human Resources, at least one-half of employees’ vacation must be taken in one-week increments and requested in writing for the calendar year by January 31st.  Vacation requests after January 31st must be applied for two weeks in advance in writing.  A maximum of four single days may be taken for absences provided that one-hour prior notification to the beginning of their shift has been given.  All vacation will be approved or denied by Human Resources based on the following criteria:

(a)                                  No more than 20% of a department will be allowed to take vacation unless specifically identified as a department or plant shutdown;

(b)                                 Peak performance times or customer demands;

(c)                                  Seniority within the department;

(d)                                 Article XIX Leave of Absence.

Article XI

HOLIDAYS

Section 1.

The following days are those to which the provisions of this Article apply:

Day Before New Year’s Day	New Year’s Day
Good Friday	Memorial Day
Independence Day	Labor Day
Thanksgiving Day	Day after Thanksgiving
Day before Christmas	Christmas

All employees with ninety (90) days continuous full time employment shall be eligible to receive holiday pay provided they are on a working status at the time of the holiday, and work the scheduled hours on the working days before and after the holiday or the day in which the holiday is celebrated.  Employees on leave of absence, layoff or otherwise unavailable or ineligible to work the day before or after the holiday are not eligible for holiday pay.  No more than 8 hours will be scheduled on those days and the Company will be liable for the hours scheduled if it does not provide the work.

Section 2.                       Holiday Pay

A.                                   Any work performed on a holiday shall be on a voluntary basis and the employees shall be paid double time for all hours worked on a holiday in addition to the regular holiday pay.

B.                                     If a holiday falls during a paid vacation, the employee will receive an extra day off with pay or may be paid in lieu of the holiday.

C.                                     Pay for the above-mentioned holidays shall be on a one-pay basis only.  There shall be no pyramiding of overtime pay for holidays.  Regular holiday pay shall be on the basis of eight (8) hours at the employee’s personal base rate.

Article XII

Seniority

Section 1.

The Company hereby recognizes the principle of seniority, and all seniority provisions shall operate on a departmental basis in accordance with the procedures hereinafter listed in this Article.  Seniority shall accumulate from the original date of employment for every employee covered in this Agreement and said seniority rights shall cease upon the occurrence of any of the following acts or conditions.

(1)                                  A voluntary resignation or quit.

(2)                                  A discharge for cause.

(3)                                  A layoff of more than 30 months or a leave of absence of more than one (1) year’s duration, however, in the case of a medical leave such leave may be extended by mutual agreement.

(4)                                  Failure to report for work within five (5) working days from the date of recall from lay-off or leave of absence.

(5)                                  Three working days of no call, no show.

(6)                                  When an employee with less than one (1) year’s service is laid off, such employee shall have recall rights not to exceed one (1) year.

(7)                                  The Company will inform the Union President and the employee three days prior to the event of a layoff and/or recall to and from the street.  An employee who is initially bumped will also be notified three (3) days in advance.

All employees with less than ninety (90) days of continuous service shall be considered probationary employees, provided the probationary period can be extended an additional 30 days by mutual agreement of the Company and the Union.  After completion of the probationary period, the employee’s record of continuous service will date back to the original date of his employment.

Section 2.

A.                                   Seniority shall at all times be recognized for the purposes of upgrading and layoff and recall provided the employee possesses the necessary skill and ability to perform the job in question.

B.                                     The lead position committee for the specific department will review all bidders for leader positions.  Bidders will be selected by the lead position committee based on their skill, knowledge, and abilities.  If all bidders are equally qualified, then seniority shall prevail.  These criteria will apply to any newly created lead positions.  The lead position committee will be made up of two (2) union representatives and two (2) management representatives.  The shop committee will determine the (2) union representatives.  The person selected for the lead position shall be by majority vote of the committee.

Section 3.                       Job Openings and Upgrading Procedure

When the Company declares a job open there shall be shift preferences right, which will operate within the department and classification, involved before the open job is posted.

(1)                                  If no employee in the plant has recall rights to the open job, it will be posted plant wide so that any employee previously qualified on the job may bid before an employee laid off from the Company who has rights to that job is recalled.  If no person on layoff fills the open job, it will be posted plant wide so that any employee will have the chance to bid before hiring from outside.  This is not applicable to grades 10, 11, and 12.

(2)                                  In the event a junior worker in a department is transferred to another shift and the transfer exceeds forty-five (45) days, a bid for a shift preference must be posted when the vacancy is filled.  If the transfer does not exceed forty-five (45) days, the employee that was transferred will have to return to the shift.

When a job is posted for bid, it shall remain on the bulletin board for a period of four (4) working days including Saturdays and Sundays if a four shift operation is instituted.  Employees will also have the right to designate in advance with the Company personnel office, their desire to upgrade to specific jobs.

A.                                   Any successful applicant for a job who moves into a new department shall take all his seniority into that department upon demonstrating sufficient skill and ability to perform the job equal to the department average, not to exceed a period of ninety (90) continuous days of work within the new department.  In the event of work force reduction, probationary employees will be considered as without rights and will be laid off prior to other employees in the department.  With respect to those employees who have less than ninety (90) days in a department and are not probationary employees, Company seniority will determine which employee will be affected in case of layoff.

B.                                     Any employee who fails to meet job requirements on any job where he/she is a successful bidder shall be returned to his/her former job, department, and shift.

C.                                     After any upgrading or award of a bid, an employee will be restricted from bidding again for another job for a period of nine (9) months.  The restriction will be waived in the event that an opening occurs in maintenance or in the tool room for L.G. six and above.  If after bidding on a posted job an employee is disqualified by the Company, he/she may bid on another posted job at any time, provided all means for filling that job have been exhausted in conformance with Article XII of the Agreement.  After an employee has bid on a job he/she may disqualify him/herself on that job at any time prior to the passage of twenty (20) consecutive working days or the Company may disqualify him/her in a ninety (90) day period.

After an employee has been disqualified from a job by the Company, he may bid on that job again after a one-year period; however, if he is again disqualified from the job he/she will not be permitted to bid on it in the future.  This restriction may be removed if employee has successfully demonstrated improved skills.

D.                                    Downward moves will only be permitted once a suitable replacement has been found, for up to a maximum of one hundred twenty (120) days.

E.                                      Consistent with the terms of this contract, an employee will have the right to move laterally on an open job.

F.                                      The following will prevail for employees who are successful bidders on open jobs but circumstances prevent them from moving:

1.                                       If after two (2) weeks from date of bidding the employee is still within department, he/she will receive make up pay equal to his present step in the Labor Grade in which he was the successful bidder.  Seniority will commence in the new department at this time.

Note:  Incentive earnings for assembly will not be calculated on the make up pay; overtime will not be paid on make up pay, but will be paid on hours worked at straight time.

2.                                       Successful bidders shall not be detained for any time in excess of six (6) weeks from their bidding date unless approved by the employee.

3.                                       At the time of the actual transfer the employee will automatically be placed at a rate on the progression rate scale per company policy.  Ninety (90) day Company qualification will begin upon actual transfer to position.

G.                                     If an opening occurs within 120 days of the award of the bid, the next eligible bidder will fill the position.  If there are no eligible bidders, the job will be reposted before the Company may hire from the outside.

Section 4.                       Lay Off and Recall

When an employee is laid off from his/her department and job classification he shall have the option of retrograding in compliance with (B) below or he/she may displace the least senior employee in his labor grade in his unit.  If his seniority precludes the displacement of any employee in his labor grade, he may bump the least senior employee on a lower base rate job within the unit.

A.                                   When a move has been effectuated under the seniority provisions of the contract, the affected employee will be allowed to exercise a shift preference so long as it is consistent with his seniority.

B.                                     In the event of a lay-off, the affected employee will be given the opportunity, seniority permitting, to retrograde into any job previously qualified on while in the employee of the Company.  Retrograde may mean upward, downward or lateral movement.

C.                                     After an employee has exhausted all seniority moves under the provisions of the contract he will be given the opportunity to bump a less senior employee in labor grade 6 and below, provided he can perform that job proficiently within a three (3) week period.

D.                                    After an employee has exhausted all seniority moves under the provisions of the contract, he will be recalled to any job by seniority in Labor Grade 9 or below provided he hasn’t waived his rights to that job and he will be given up to three weeks to demonstrate proficiency on the job.  This section is not applicable to maintenance and tool room jobs.

E.                                      When an employee is laid off, he/she will be asked whether he/she will accept recall to any job or just his/her own.  If the employee waives recall to other jobs, he will be recalled only to his own job.  If the employee accepts recall to jobs other than his own, he may not refuse those jobs when offered.  An employee, on layoff, may revise his/her status concerning the job or jobs to which he/she’ll return by notifying the Company in writing.  Such notification may be made no more than twice a year during any given layoff.  Recall rights are for 30 months.

F.                                      If an employee is recalled by the Company and subsequently disqualifies himself or is disqualified by the Company, his subsequent placement will be in accordance with Section 4, A, B, C, and D in the event of work force reduction, probationary employees will be considered as without seniority rights and will be laid off prior to any other employees in the department.

G.                                     When an employee is laid off from his/her job and replaces an employee with less seniority in another job, said employee will have the option of going back to his/her original job or stay on present job after 90 days.

H.                                    When an employee with less than one (1) year’s service is laid off, such employee shall have recall rights not to exceed (1) year.

Section 5.

This Article does not limit or guarantee the number of hours to be worked by any department or any employee.  In the event of a curtailed workweek the days worked shall be consecutive beginning on Monday except for off-standard work schedules.  If curtailment is necessary beyond four (4) weeks, the Union may discuss alternatives with the Company.

Section 6.

Bulletin Boards shall be provided for all seniority lists and other Union purposes as well.  It is understood that the Union officers shall submit any document to be posted on the bulletin boards to the appropriate representative of management for his approval prior to posting.

Section 7.

It is understood that the following Union officers shall have top seniority during their respective terms of office:

1.	President
2.	Vice President
3.	Financial Secretary
4.	Recording Secretary
5.	Bargaining Committee Members

This seniority shall be for the purpose of layoff and recall only.  The four top Union officers shall be assigned to the first shift.

Section 8.

The committeeman on each shift shall hold top seniority on his respective shift for the purpose of layoff and recall only.  This seniority shall not take precedence over the officers as listed in Section 7.  This provision protects Union officers from the vagaries of bumping/layoff during the terms of office.  Therefore they are to remain on the shift to which they are assigned until the abolition of that shift or upon voluntary removal to another shift.  On the other hand, this provision in no way permits a Union officer to use his privileges for purposes of vacation or promotion preference, etc.  To allow the bumping of Union committeemen or officers without respect to shift retention, it is technically possible to have them all confined to one shift while the other shifts have no representation.  This was never the intention, since such an eventuality would leave Company-Union contracts in an unworkable state.

Section 9.

It is understood that any employee promoted from the bargaining unit will have 60 days to return with his accumulated seniority except for 30 days.  If the employee does not return to the bargaining unit in that time, he will lose all his seniority and may return thereafter only as a new employee.  Any return to the bargaining unit must be to a posted job.  If there is not posted job, the affected employee may bump the least senior employee whose job he can perform.  The job in question must be labor grade 7 and below.

Section 10.

Employees applying for jobs in Labor Grade 8 and above shall be required to pass a job test in connection with job openings in such labor grades.  The following procedure will apply:

A.                                   The Company will reimburse 100% of tuition for any required courses providing completion of course with a grade “C” or at least a 72%.

B.                                     Testing will be administered and evaluated by an independent agency.

C.                                     Openings will be filled from within on a seniority basis providing applicants pass the test with a grade “C” or at least a 72%.  If no one qualifies, the Company may seek outside applicants.  A joint Union-Company trades committee will be established to oversee the program.

D.                                    It is the policy of the Company to encourage its employees to prepare themselves voluntarily for increased responsibility by studying accredited semi-technical, and professional subjects related to the Company’s business.  To aid the employee, the Company has instituted a Tuition Refund Plan by which 75% of the tuition paid by each employee will be refunded on approved and satisfactorily completed subjects.

E.                                      If an opening occurs in the Tool room and it cannot be filled with a qualified employee either in or out of the plant, the Company may establish a training program to fill the job.

Section 11.

Shift preference may be exercised twice per year, and an employee must stay on the shift for six months after exercising this right.  It is the obligation of the employee to notify the Company two weeks in advance if he wishes a shift preference, and transfers will occur only on a Monday, unless otherwise agreed to.  In exercising the shift preference, the employee will bump the last senior employee in the same job on the shift he desires to transfer to provided his seniority is greater.  The displaced employee will then bump the least senior employee in the same job on the next shift of priority, provided his seniority is greater.

Article XIII

Settlement of Differences

Section 1.

A grievance shall be defined as any dispute which arises between the Company and the Union over the compliance with or application of this Agreement as it pertains to any bargaining unit employee, and all such differences shall be settled in the following manner.

Step I.                                      The employee shall first attempt to resolve any grievance dispute with his/her immediate supervisor.  The employee may request to have his/her committee-person present when he/she talks with the supervisor.  If the dispute is not settled in accordance with an oral discussion between the supervisor, the employee and/or the committeeman, then the dispute must be reduced to written grievance and submitted to the Supervisor or his/her designee within five (5) working days from the date of the initial discussion with the supervisor.  The supervisor will provide written response within (5) working days upon receipt of the written grievance.  If the dispute still remains unsettled, it will be submitted to Step II.

Step II.                                  Within five (5) working days from the date of receipt of a written grievance by the Human Resources Manager, it shall be heard by the Step II committee.  The Step II Committee shall consist of two representatives of management and two representatives of the local Union and the Grievant.  If the parties cannot conduct a Step II hearing within five (5) working days from the date of receipt ofthe written grievance, the parties, by mutual agreement, may extend the time limit.  If the grievance in Step II is not heard within the five (5) working days time limit or the extended time agreed upon by the parties, it will be placed immediately on the Third Step Agenda. If the dispute still remains unsettled after the Step II hearing, it will be placed on a Third Step Agenda within five (5) working days following the hearing in Step II.

Step III.                              The Union must schedule the Step III meeting within five (5) working days.  If the grievance in Step III is not scheduled within the five (5) working day limit or extended by mutual agreement it will be dropped by the Union.  The Step III committee shall hear all cases which have been unresolved in Step II. The Step III committee shall consist of two representatives of management and the President, Vice President, Financial Secretary and Recording Secretary of the local Union.  In addition, the General Manger and a representative of the International Union may sit in on any third step hearing.  The Company shall present its Step III response within five (5) working days of the third step hearing. In the event that the dispute is not resolved in the third step, the Union may file the said difference for arbitration within ten (10) working days after the date of the third step response. If the union does not request arbitration within the ten (10) working day period, the grievance shall be dropped by the Union.  But the said ten (10) working days may be waived by mutual agreement in writing between the Union and the Company so as to further discuss the subject of the dispute under the cooperative management clause of this Agreement.

The parties by mutual agreement may submit any grievance to non-binding mediation before a mediator assigned by the Federal Mediation and Conciliation Service without waving the right of the Company or the Union to submit the grievance to binding arbitration in the event non-binding mediation does not resolve the grievance.

Section 2.

If a grievance hereunder is referred to arbitration, the parties will use the arbitration procedures of the Federal Mediation and Conciliation Service.  The parties will alternate as to which party will strike its first name in an arbitration panel.  If a grievance is submitted to arbitration, the decision of the arbitrator shall be final and binding on both parties and any costs with respect to said arbitration shall be borne equally between the parties.  The cost of the court reporter and transcript shall borne by the requesting party(ies).

Section 3.

No issue in dispute under this Labor Agreement shall be arbitrable unless the said issue involves the meaning, application of, or compliance with a specific provision of this Agreement or the intent thereof and unless the grievance has been timely filed.  The arbitrator shall not add to, subtract from, or modify any of the provisions of this Agreement, and shall not reverse management’s decision in cases involving discipline or discharge except when, in the judgment of the arbitrator, management has acted without just cause.  The arbitrator’s award shall in no case be retroactive beyond 30 days prior to the filing of the written grievance which constituted the issue in question.

Section 4.

All grievances must be filed within five (5) working days from the date of its known occurrence.  In no case, however, shall the Company’s liability for retroactive pay exceed a period of thirty (30) days prior to the date on which the grievance is filed.  Grievances not so filed shall be deemed to have been waived and shall not be raised thereafter.  Grievances resolved in either Step I, II, or III above shall be considered satisfactorily settled, closed on the record, and shall not be reopened.

Section 5.

Grievances that shall arise between the Union and the Company concerning employee discipline shall have priority over all other cases under this Article XIII of the Labor Agreement.

Article XIV

Wages and Rates of Pay

Section 1.

Wage rates for Tier I employees are listed in Appendix A.

Tier I rates apply to employees hired before August 10, 2002.

Wage rates for Tier II employees are listed in Appendix B.

Tier II rates apply to employees hired August 10, 2002 and after.

Section 2.

New employees without previous experience will be hired at the appropriate rate as shown on the progression rate scales outlined in Appendix “B” of this Agreement.

The first step of the four steps on the Progression Scale will not apply to employees bidding to another labor grade.

The four-step Progression Scale will only apply to new employees hired after July 22, 1978

Section 3.

Employees who have some experience will be placed at a rate on the progression rate scale commensurate with their experience and ability to perform the job between the minimum hiring rate for the labor grade up to and including the full job rate if the employee is fully qualified.  In no case shall any employee receive less than his present rate when he is accepted for training on another job provided the move is lateral or up.

Section 4.

Any employee on a progression rate shall be reviewed periodically and appropriate adjustments shall be made on the basis of the review period until the employee reaches the full rate of the job.  Employees in all labor grades shall be reviewed a minimum of every thirty- (30) days and progressive adjustments will be granted provided the employee demonstrates appropriate progression in skill, ability and performance on the job.

Section 5.

Employees working on a scheduled second shift shall be paid a night shift premium of $.25 per hour.  Employees working on a scheduled third shift shall be paid a night shift premium of $0.27 per hour.  Employees assigned to one shift shall not receive a premium applicable to another shift for any reason.

Section 6.

Any employee on transfer to another job shall be paid the rate of his/her job or the rate of the job to which he/she is transferred, whichever is higher.  An incentive employee will be paid five (5) labor grades higher than his/her base rate in those cases where the job to which he/she is transferred causes a loss of earnings.  Temporary transfers will not exceed ninety (90) days in a year unless otherwise agreed to.  If a transfer exceeds ninety (90) days, the job will be posted.  The Company may temporarily transfer an incentive employee to another job based on skill and ability in cases of absence and vacation and to expedite work.  If the transferred employee is the non-junior employee, the employee will be paid average hourly earnings up to 120% of base rate.  If the transfer exceeds 30 continuous days, then the employee will be paid average his/her hourly earnings thereafter.  In addition, the Company may temporarily transfer an employee to another department to train another employee, in which case the transferred employee will be paid average earned rate from the last full week worked.

Section 7.

Effective immediately, employees operating on machine-controlled incentive standards who are training new operators will be paid three (3) labor grades higher than their present classifications.      Training will be conducted in accordance with the Company’s Training Plan.  Training time will be considered as time spent with a new operator. When assembly operators train other employees they will be paid the top step of labor grade 4.

Article XV

Insurance, Benefits, Pensions and 401(k) Plan

Section 1.

Pension, 401(k) plan, health, and dental insurance benefits are set forth in documents that are separate and apart from this contract booklet.

Section 2.

First tier employees (hired before 8/10/2002) coverage will pay $14.00 per week in health insurance premium payments during the first year of this contract (8/10/2002 – 6/30/2003); $14.00 per week during the second year of this contract (7/1/2003 – 6/30/2004) plus 50% of any premium increase up to a maximum of $10.00.

Second tier employees (hired after 8/10/2002) coverage will pay $20.00 per week in health insurance premium payments during the first year of this contract (8/10/2002 – 6/30/2003); $20.00 per week during the second year of this contract (7/1/2003 – 6/30/2004) plus 50% of any premium increase up to a maximum of $10.00.

First tier employees (hired on or before 8/10/2002) who elect dental coverage will pay $2.00 per week in premium payments during the first year of this contract (8/10/02002 – 6/30/2003); $2.25 per week during the second year of this contract (7/1/2003 – 6/30/2004).

Second tier employees (hired on or before 8/10/2002) who elect dental coverage will pay $5.00 per week in premium payments during the first year of this contract (8/10/2002 – 6/30/2003); $6.00 per week during the second year of this contract (7/1/2003 – 6/30/2004).

Section 3.

All Employees who are covered under their spouse’s medical insurance policy and who opt out of coverage under the Company’s medical insurance policy will be paid $100.00 monthly for single (spouse covered under separate policy provided by spouse’s employer) and $200.00 monthly for family coverage.  Employees who opt out of coverage under the Company’s policy must provide evidence of medical insurance under another insurance policy.

Section 4.

With respect to pension service credits, all active employment time accrued prior to the acquisition of the Bremen Bearing Company by RBC, Inc. shall be counted as years of service for pension eligibility purposes.

Section 5.

The Company will pay the cost of Medicare supplemental insurance premiums, up to $100.00 monthly for employees retiring during the term of this agreement.

Section 6.

The pension payment for employees (hired before 8/10/2002) shall be $28.75 per month per year of service for employees who retire after June 30, 2002.  The payment shall increase another $.25 (from 28.75 to 29.00) per month per month per year of service for employees who retire after June 30 2003.

Effective January 1, 2003, all second tier bargaining unit employees with six full months of service shall be eligible to participate in the (401)k plan provided by RBC Corporation (hereafter the “RBC 401k Plan”) subject to all the terms and conditions of that plan.  The RBC 401k plan may be changed from time to time, consistent with corporate-wide changes made to the RBC 401(k) plan, without further consultation or bargaining with the Union, provided that the Union is given notice of such changes at least four (4) weeks in advance of such changes.  The employee may contribute 1% to 15% of his/her salary pretax. The Company will make a 50% matching contribution of the pretax amount of the employee’s contribution up to a maximum of 5%.  The employee’s contribution shall be 100% vested immediately, and the Company’s contributions shall be vested 100% after three (3) vesting years.

Section 7.

Weekly accident and health benefit will be $240 from Aug 10, 2002 to July 31, 2003; $250 from Aug. 1, 2003 to July 31, 2004.

Section 8.

The amount of group life and accidental death and dismemberment insurance for active first tier employees (hired before 8/10/02) will be $10,000.  Second tier life insurance will be $8,000.  Life and accidental death and dismemberment insurance for active employees age 66 or over will be $6,500.  Life insurance is continued upon retirement under the Pension Plan but is reduced to $1,800 upon attainment of age 66, $1,600 upon attainment of age 67, and $1,500 upon attainment of age 68 and thereafter.

Section 9.  Payroll deductions

The Company agrees to make weekly payroll deductions to up to three accounts.  The Company assumes no obligation other than three deductions per employee, per payroll period.

Section 10.  Eye Exam

Approved safety glasses must be worn by all employees in the manufacturing operation.  The Company will provide safety glasses as described below.

The Company will provide annual eye exams for the employees in jobs where accurate vision is a requirement, such as Inspectors.  Eye exams will also be provided where the employee is not covered under the Company provided or another insurance policy.

The Company will schedule annual visual exams as follows:

•                  Full exams when an employee starts in Inspection and every two years thereafter,

•                  Progressive exams the year between full exams

The Company will pay for the following:

•                  One pair of approved safety glasses (frames and lenses), every 24 months for employees requiring prescription glasses.

•                  Replacement lenses every 12 months if eye exam warrants the corrected lenses.

Non-prescription safety glasses are issued to employees by the supervisor.  Damaged glasses should be returned to the supervisor to receive a replacement.

Section 11.  Miscellaneous

The Company will supply coveralls for use by the maintenance department.

Article XVI

Jury Duty, Bereavement and Military Reserve Pay

Section 1.  Jury Duty Pay.

Any employee who is called for Jury Duty service shall be excused from work for the days on which he serves.  He shall receive for each such day of jury service on which he otherwise would have worked, the difference between eight (8) hours of pay at his/her assigned base rate and the payment he/she receives for jury service.  The employee will present proof of service and the amount of pay received therefore.

Section 2.  Bereavement Pay.

Employees will be paid by the Company for time lost due to death in the immediate family.  Such pay to be no more than their assigned rate for a period not in access of three (3) work days.  Immediate family includes mother, father of employee, husband or wife, children, brother or sister, mother-in-law, father-in-law, grandchildren, stepchildren, stepparents, grandparents, son-in-law and daughter-in-law. The three days allowed must be taken.  In other words, no pay can be taken in lieu of the time allowed off.  If a person decides they only want one or two days off and wishes to work, this is his/her option.  The days off must be consecutive and only at the time of the funeral.  The employee cannot take one day at the time of the funeral and two days two months later for the same bereavement.  In case the three days include Saturday and Sunday, the employee will not lose two paid days, but will take two additional days for Saturday and Sunday.  For example, the employee would take off Friday, Monday and Tuesday with pay.  If the bereavement occurs during the employee’s vacation, the three days allowed should be taken immediately after the termination of the vacation time.  The vacation time does not count against the three days allowed.  If a holiday falls on one of the three days allowed, an extra day can be taken with pay.

Employees will be allowed one day off with no pay due to the death of a spouse’s grandparents.

Section 3.  Military Reserve Training Pay

An active employee who is required to attend Military Reserve Training Encampment will receive the difference in pay between his assigned base rate and payment received for his military service.  Payment hereunder shall be based on proof of service and shall not exceed a period of eighty (80) hours.

Article XVII

Safety and Health

Section 1.

The Company as prescribed under the Laws of the State of Indiana and the United States shall provide heating, lighting, toilet, locker, and sanitary facilities and all protective devices necessary to protect the health of employees.  The Union will at all times cooperate with and assist the Company in maintaining and improving safety and health conditions in the plant.

Section 2.

The Company will make every effort to avoid scheduling only one employee per shift.

Section 3.

The Company has the right to conduct Drug & Alcohol testing for cause and reasonable suspicion in accordance with the Company’s drug and alcohol policy, attached as Appendix D.  Positive test results will result in disciplinary action up to and including termination.

Article XVIII

Plant Rules & Disciplinary Action

Section 1.

The Company shall have the right to issue rules and reasonable regulations from time to time governing the conduct of employees in the workforce, and it is the duty of each employee to familiarize himself/herself with such rules and regulations and to comply herewith.  This does not constitute acceptance by the Union of any specific rules not in compliance with the provisions of this Agreement.

The union reserves the right to grieve the rule.

Section 2.

Disciplinary action will be conducted as follows:

Step 1.	Verbal warning	Step 3. Suspension 1-5 days
Step 2.	Written warning	Step 4. Termination

Steps may be skipped due to the seriousness of the event up to an including immediate termination.  All steps will be documented and remain in employee’s file.  However, actions will become inactive as follows (providing no other disciplinary action is taken):

Step 1	6 months	Step 3	12 months
Step 2	12 months	Step 4	Will not be removed

Management has the right to administer disciplinary action in accordance with company policy.

Article XIX

Leave of Absence

Section 1.

A.                                   Employees who are to be absent for more than five working days for personal illness or physical disability and who have acquired one (1) year of service with the Company, will be granted a leave of absence up to one (1) year.  Employees with sixty days seniority, but less than once (1) year of service will be granted a leave of absence for the period equal to their length of service.  Leaves of absence will only be granted upon written request and when accompanied by a physicians statement justifying the reason.  Such leaves will be granted without pay except seniority will accumulate for the duration of the leave.

Requests for personal leaves of unusual reasons may be made through the Human Resources Manager.  Such leaves, if granted, shall not be in excess of two weeks.  Paid time available, such as vacation, may be used at the employee’s request.

B.                                     Employees applying for a medical leave of absence or returning from a leave of absence may be subject to a medical examination and approval by a Company appointed physician.

C.                                     An employee with a physician’s statement must renew medical certification every thirty–(30) days.

D.                                    Family Medical Leave Act

                                                Time off for medical leaves of absences will run concurrently with Family Medical Leave (FML) if the employee is eligible under the provisions of Family Medical Leave Act (FMLA).  The Company will administer FML with a 12-month rolling period.  Paid time available, such as vacation, may be used at the employee’s request. Required documentation must be completed as required by the Act.

Section 2.

Any employee who is elected or appointed to a position with the International Union (UAW) will be granted a leave of absence for the duration of his assignment upon written request by the International Union.  Seniority will accumulate during such leave but without pay or other benefits except for pension purposes.

Section 3.

A.                                   Failure to report to work within five days after the expiration of a leave of absence or extension thereof shall constitute a voluntary resignation

B.                                     Employees returning to work after a leave of absence will be placed on the same job held at the beginning of the leave based on their seniority and provided they are able to perform the full job requirements.

Section 4.

A.                                   Any employee who has been granted a leave of absence and who while on leave of absence, seeks or accepts other employment or who engages in any business or occupation shall be considered as having voluntarily quit.  Exceptions to this Section may be made by mutual agreement.

Section 5.  Other Leave of Absences

Other leave of absences include illness or injury of a family member that may be eligible under FMLA, military duty, jury duty, bereavement, and personal leave.  Proper documentation and approval is needed as required by the Company.  Paid time available, such as vacation, may be used at the employee’s request.

Section 6.  Payment of Insurance Premiums during Leave of Absences

Employees will be required to pay their share of insurance premiums, and may elect to pay them in two different ways.

1.                                       Employee may elect to pay by the 25th of the month while they are out on leave of absence; or

2.                                       Employee may designate payment upon return to work on a basis of 1.5 times regular weekly premium until the premiums are recouped.

Article XX

Amendments and Modifications

Section 1.

Neither party shall be obligated to negotiate further on any matter during such term.  This Agreement may, however, be modified by mutual agreement of the parties, provided that all such modifications are in writing and properly executed.  This Agreement supersedes and voids all prior agreements, if any, written or oral, or established by custom, practice, or precedent.  In the event of the provisions of this Agreement shall become invalid or unenforceable by reason of any federal or state law or executive order now existing or hereafter enacted, such invalidity or unenforceability shall not have any effect on the remaining provisions of this Agreement.

Section 2.

No amendments or modifications of this Agreement shall be valid except when committed to writing and signed by the authorized representatives of both parties.  The authorized representatives of the Union shall include the duly authorized representatives of the International Union and the duly authorized representatives of the Local Union No. 1368.

Article XXI

Termination and Notice

Section 1.

This agreement between the parties shall remain in force for the period commencing on August 10, 2002 and ending 12:00 midnight on August 9, 2004.  It shall automatically renew itself from year to year thereafter unless written notices of the desire to terminate or amend any portion of any of the terms hereof is given by either party to the other, at least sixty (60) days prior to August 9, 2004, or in the event this Agreement is renewed such notice shall then be given at least sixty (60) days prior to any subsequent annual expiration date.

If notice of the desire to terminate or amend shall be given, as provided in the preceding paragraph, negotiations for the new or amended Agreement shall being not later than ten (10) days subsequent to such notice, and shall continue until agreement has been reached; and during such negotiations this Agreement shall remain in full force and effective provided, however, that if negotiations continue beyond the terminal date of this Agreement, either party then terminate this Agreement upon ten (10) days written notice to the other party.

Appendix “A”
Rates of Pay Effective				8/10/2002
Employees Hired Before August 10, 2002

Labor Position	Training Level 1	Training Level 2	Training Level 3	Training Level 4

Assembly LG 1			12.82	12.97
Inspection LG 2		12.85	12.95	13.10
Shift Helper/Sorter LG 3	12.96	13.06	13.16	13.31
Shipping/Receiving LG 4	13.07	13.17	13.27	13.42
Assembly Leader LG 6	13.32	13.42	13.52	13.67
Quality Assurance LG 6	13.32	13.42	13.52	13.67
Production Attendant LG6	13.32	13.42	13.52	13.67
Quality Assurance Lead LG 8	17.42	17.55	17.68	17.87
Shipping Lead LG 8	17.42	17.55	17.68	17.87
Cell Operator LG 8	17.42	17.55	17.68	17.87
Storeroom Lead LG 9	17.51	17.64	17.77	17.97
Maintenance Apprentice LG 10	17.63	17.76	17.89	18.08
Maintenance LG 10	17.63	17.76	17.89	18.08
Tool Room LG 12	17.84	17.97	18.10	18.29
Skilled Trades Master Mechanic				20.65
Team Leader	20.53	20.68	20.83	21.05

Appendix “A”
Rates of Pay Effective				8/10/2003
Employees Hired Before August 10, 2002

Labor Position	Training Level 1	Training Level 2	Training Level 3	Training Level 4

Assembly LG 1			13.17	13.32
Inspection LG 2		13.20	13.30	13.45
Shift Helper/Sorter LG 3	13.31	13.41	13.51	13.66
Shipping/Receiving LG 4	13.42	13.52	13.62	13.77
Assembly Leader LG 6	13.67	13.77	13.87	14.02
Quality Assurance LG 6	13.67	13.77	13.87	14.02
Production Attendant LG 6	13.67	13.77	13.87	14.02
Quality Assurance Lead LG 8	17.77	17.90	18.03	18.22
Shipping Lead LG 8	17.77	17.90	18.03	18.22
Cell Operator LG 8	17.77	17.90	18.03	18.22
Storeroom Lead LG 9	17.86	17.99	18.12	18.32
Maintenance Apprentice LG 10	17.98	18.11	18.24	18.43
Maintenance LG 10	17.98	18.11	18.24	18.43
Tool Room LG 12	18.19	18.32	18.45	18.64
Skilled Trades Master Mechanic				21.00
Team Leader	20.88	21.03	21.18	21.40

Appendix “B”
Rates of Pay Effective				8/10/2002
Employees Hired After August 10, 2002

Labor Position	Training Level 1	Training Level 2	Training Level 3	Training Level 4

Assembly LG 1			9.82	9.97
Inspection LG 2		9.85	9.95	10.10
Shift Helper/Sorter LG 3	9.96	10.06	10.16	10.31
Shipping/Receiving LG 4	10.07	10.17	10.27	10.42
Assembly Leader LG 6	10.32	10.42	10.52	10.67
Quality Assurance LG 6	10.32	10.42	10.52	10.67
Production Attendant LG 6	10.32	10.42	10.52	10.67
Quality Assurance Lead LG 8	13.52	13.65	13.78	13.97
Shipping Lead LG 8	13.52	13.65	13.78	13.97
Cell Operator LG 8	13.52	13.65	13.78	13.97
Storeroom Lead LG 9	13.61	13.74	13.87	14.07
Maintenance Apprentice LG 10	13.73	13.86	13.99	14.18
Maintenance LG 10	13.73	13.86	13.99	14.18
Tool Room LG 12	13.94	14.07	14.20	14.39
Skilled Trades Master Mechanic				17.65
Team Leader

Appendix “B”
Rates of Pay Effective				8/10/2003
Employees Hired After August 10, 2002

Labor Position	Training Level 1	Training Level 2	Training Level 3	Training Level 4

Assembly LG 1			10.17	10.32
Inspection LG 2		10.20	10.30	10.45
Shift Helper/Sorter LG 3	10.31	10.41	10.51	10.66
Shipping/Receiving LG 4	10.42	10.52	10.62	10.77
Assembly Leader LG 6	10.67	10.77	10.87	11.02
Quality Assurance LG 6	10.67	10.77	10.87	11.02
Production Attendant LG 6	10.67	10.77	10.87	11.02
Quality Assurance Lead LG 8	13.87	14.00	14.13	14.32
Shipping Lead LG 8	13.87	14.00	14.13	14.32
Cell Operator LG 8	13.87	14.00	14.13	14.32
Storeroom Lead LG 9	13.96	14.09	14.22	14.42
Maintenance Apprentice LG 10	14.08	14.21	14.34	14.53
Maintenance LG 10	14.08	14.21	14.34	14.53
Tool Room LG 12	14.29	14.42	14.55	14.74
Skilled Trades Master Mechanic
Team Leader

APPENDIX “D”

STATEMENT OF COOPERATION

ALCOHOL AND DRUG ABUSE

Both the Company and Union express their collective determination to deal effectively and constructively with the problem of alcohol and drug abuse among the Bargaining Unit employees.  The Company and Union recognize that excessive use of alcohol or drugs by employees impairs their ability to function in an effective and safe manner and contributes to increased absenteeism, tardiness, and potential safety problems.  Further, that use of either on the premises or reporting to work in an intoxicated state is in violation of the plant work and safety rules.  Both the Company and Union agree that a joint effort by both parties will be extended to help Bargaining Unit employees afflicted and develop a system for early identification and detection.  Thereafter, arrangements will be made to refer afflicted employees for proper treatment and appropriate follow-ups.

Both the Company and Union agree that neither the Management nor Union officials are always able to provide the level of motivation required by an employee affiliated by either alcohol or drug dependency.

As a result, both parties recognize that mutual cooperation is necessary to encourage each afflicted employee to recognize his or her problem and seek professional treatment.  And further to adopt the personal conviction to respond to treatment and to maintain a resolve to avoid future alcohol and drug abuse after completing a recognized program of treatment.

Both the Company and Union agree to implement the program stated above with the Alcohol and Drug Abuse Committee, and will work cooperatively outside of the grievance procedure of the contract on these problems.  The responsibilities of this Committee will be as follows.

1.                                       To assure any afflicted employee that discussions that take place will be held in the strictest of confidence.

2.                                       To communicate to all employees that they may consult on a confidential basis with plant medical personnel, or an outside qualified facility or agency, concerning their problem without fear or disciplinary action being based on such a discussion or program of treatment being initiated.

3.                                       To attend such meetings and seminars to evaluate and determine the appropriateness of programs or treatment offered by various community agencies, as well as establish programs for educational and informational use by both Union members and Management at a plant level.

Both the Company and Union agree that nothing contained herein is to be construed or constitute any waiver of the Management’s right to maintain or invoke discipline in such cases of misconduct which may result from, or be associated with, the use of alcohol or drugs at Union reserves the right to exercise its rights to process any grievances concerning such matters as may be permitted in accordance with the contract.

During the following initiation of a program of treatment, an afflicted employee shall not receive nor expect any special privileges or exemptions from all of the conditions required of employees of the Company.

Both the Company and Union will encourage employees with either of the problems described above to voluntarily participate without the necessity of disciplinary action being taken.

When a leave of absence is necessary so that an afflicted employee may undergo treatment for either alcoholism or drug dependency from a recognized program, provided the employee has voluntarily submitted for such treatment, they will be granted such a leave of absence and will be eligible to receive the benefits provided in accordance with the contract during said leave.  An employee may be granted only one such leave under these provisions, except that an additional leave may be granted only with prior approval of the Alcohol and Drug Abuse Committee.

The Alcohol and Drug Abuse Committee shall consist of two (2) members from the Management and two (2) members appointed by the Union and, should the performance of their duties require that time be spent during regularly scheduled working hours, the Union Committee Member will be paid his/her regular rate of pay up to a maximum of four (4) hours per month.  Any time spent at furthering the objectives of this program or attending seminars offered by various community agencies with respect to alcoholism or drug abuse outside the Committee Member’s regularly scheduled working hours shall not be compensated.

Prior to attending any outside community or professional programs which will necessitate the absence of the Union committee member during his/her regularly scheduled hours, permission to do so must be obtained from the Human Resources Manager.

8/10/02

Alcohol & Drug Policy

POLICY STATEMENT

It is the policy of our Company to create a drug-free, alcohol-free workplace in accordance with the statement of cooperation for Alcohol and Drug Abuse.  The use of controlled substances and/or alcohol in the workplace or working under the influences of alcohol or controlled substances is inconsistent with the behavior expected of employees, subjects all employees and visitors to our facilities to unacceptable safety risks, and undermines the Company’s ability to operate effectively and efficiently.  The manufacture, distribution, possession, sale, or use of a controlled substance or alcohol in the workplace or while engaged in company business off our premises is strictly prohibited and will lead to disciplinary action up to and including termination.  Use of drugs or alcohol is also prohibited during nonworking time to the extend that it impairs an employee’s ability to perform on the job.

PROCEDURE

1.                                       Employees will be required to submit to a drug/alcohol test under the following circumstances:

A.                                   Post Accident Testing:  An employee shall be tested for the use of controlled substances, as soon as possible, after a reportable accident occurring while on Bremen Bearings, Inc. time or business or on any work site.  A “reportable accident” means an accident resulting in property damage or resulting in any person, as a result of the accident, receiving medical treatment away from the scene of the accident.

B.                                     Whenever there is a reasonable cause to believe that an employee’s ability to perform his/her job is impaired due to the use of drugs/alcohol, as indicated hereafter.

2.                                       Any employee whose drug/alcohol test result is positive will be subject to three day suspension pending investigation.

3.                                       Refusing to take a drug/alcohol test or any behavior intended to interfere with the valid results of that test will be considered as a positive test and a violation of this drug/alcohol policy warranting disciplinary action up to and including discharge.

4.                                       After notification of a positive test, the employee will have 24 hours to decide if he/she elects to have the same sample re-tested by a different laboratory at his/her own expense.

5.                                       Employees taking medication must report such use to their immediate supervisor if the medication is likely to interfere with the employee’s ability to function safely on that job.  The employee may be removed from his/her job or reassigned to another job until return to that position is deemed appropriate.  The unauthorized use of prescription drugs that were prescribed for another person will be considered a violation of this drug policy.

REASONABLE CAUSE TESTING

The Company shall have reasonable cause for drug/alcohol testing if an employee is having work performance problems or displaying behavior described below (not all inclusive):

•                  Abnormally dilated or constricted pupils

•                  Glazed stare - redness of eyes

•                  Flushed face

•                  Changing or slurring of speech

•                  Constant sniffing

•                  Needle marks (Not applicable if a diabetic)

•                  Change in behavior

•                  Forgetfulness or poor concentration

•                  Constant fatigue or hyperactivity

•                  Smell of alcohol

•                  Difficulty walking

•                  Slowed reactions

Except for smell of alcohol and needle marks, an employee must show two or more indications to establish probably cause.

If a supervisor observes an employee engaging in such behavior affecting an employee’s job performance, the supervisor will advise the Human Resources Manager or designee and a union representative of the behavior.  The Human Resources representative and the union representative will talk with and observe the employee to determine if the employee is likely to be under the influence of alcohol and/or drugs.

If the human resources representation and the union representation determine that it is likely the employee is under the influence of alcohol or drugs, the employee will be required to submit to a breath-alcohol test and/or urine drug test.  If the employee tests positive or refuses to be tested, he/she will be subject to discipline, up to and including, discharge.  If the human resources representative concludes that it is likely the employee is under the influence of alcohol and drugs and the union representation disagrees, the employee will be given an opportunity to voluntarily submit to testing to exonerate him/herself.  If the employee declines, the Company may take such disciplinary action it deems appropriate up to and including discharge, subject to the employee’s right to grieve the disciplinary action.

If an employee requests assistance prior to any demand that the employee submit to post accident or probable cause drug/alcohol testing, the Human Resources Manager or Administrator will arrange for assessment by an appropriate substance abuse professional (SAP).  If the SAP determines that treatment would be appropriate, the employee will be offered an opportunity to participate in a drug/alcohol rehabilitation program with or without a leave of absence as deemed appropriate by the Alcohol and Drug Awareness Committee.

DEFINITIONS

1.                                       Alcohol use means the consumption of any beverage, mixture, or preparation, including any medication containing alcohol which, when consumed, causes an alcohol concentration in excess of those established by the State of Indiana for driving while intoxicated.

2.                                       Controlled Substance use means a positive test at the established government standards as defined by HCFA/DOT 49 CFR Part 40 for any of the following substances.

•                  Marijuana

•                  Cocaine

•                  Opiates

•                  Amphetamines

•                  Phencyclidine (PCP)

6/28/99

Disciplinary Action Policy

POLICY STATEMENT

It is the intent of management to promote safety, quality, productivity, and good human relations by following an improvement plan to provide fair and equal treatment to all employees and to promote understanding of acceptable conduct and encourage corrective improvement in behavior where required.

PROCEDURE

This procedure is for disciplinary action related to work performance and conduct-related problems.  Union employees have the right to union representation at all levels of discipline.

The progressive discipline process for absenteeism is separate from this system in accordance with the attendance policy.

The disciplinary action steps are initiated by the employee’s supervisor and/or management representative and may be built on a combination of different types of violations.

Step 1. Verbal

Counsel the employee and issue a verbal warning.  Attempt to determine and resolve the cause of the problem.  At the same time, state specifically that the employee is receiving a formal verbal warning.  Place a discipline document in the employee’s file describing the incident and the discussion.  Verbal warnings will be active for a six (6) month period before becoming inactive.

Step 2. Written

Hold a meeting with the employee, at which time you explain the nature of the offense and warn the employee that any further misconduct could lead to a suspension, or discharge.  Issue a written warning of the offense.  Written warnings will be active for a twelve (12) month period before becoming inactive in employee’s file.

Step 3. Suspension

Hold a meeting with the employee, at which time you explain the nature of the offense and warn the employee that any repetition could lead to discharge.  Issue a written document of the offense, including a reference to the prior offense(s).  A one (1) to five (5) day suspension (without pay) may occur as part of this step and will be active for a twelve (12) month period before becoming inactive.

Step 4. Discharge

A further instance of misconduct within twelve (12) months of suspension may result in discharge.

IMMEDIATE SUSPENSION AND/OR DISCHARGE may take place at any time, without regard to the preceding steps, if the employee commits an offense for which immediate suspension and/or discharge is specified as a penalty or if, in the judgment of Management, the employee’s continued presence would be contrary to the best interests of the Company or any of its employees.  Immediate discharge may be justified for these types of offenses:

•                  Theft of company property or that of other employees

•                  Insubordination or refusing to follow instructions

•                  Violation of the Company’s Substance Abuse Policy

•                  Deliberate destruction of company property

•                  Deliberate injury to another person

•                  Violating a confidence; unauthorized release of confidential information

•                  Violation of the Company’s harassment policy

•                  Threatening another employee with physical harm

•                  Deliberately endangering another employee

•                  Any other violation of the plant rules which, in the judgment of Management, seriously threaten the welfare of the Company or any employee

Distribution of documentation of disciplinary action steps to include:

Human Resources Manager- original to be placed in employee’s file

Employee

Union Office

ATTENDANCE POLICY	BREMEN BEARINGS
8/10/02	Effective 8/10/02

It is the Company’s philosophy that employees should be responsible for their attendance and absenteeism from work.  Effective August 10, 2002, an absenteeism policy will become effective utilizing a point system that tracks both full and partial day absences on a 12-month rolling calendar.

All absences will be documented; however, points will not be assessed for the following:  Approved leave of absences (Medical, FMLA, Workers’ Compensation, Bereavement, Military, Jury Duty, Personal Leaves, Union), Snow Emergency Days, Disciplinary Suspensions, Holidays, Vacations, time when employee is sent home by the Company due to no work, and if employee goes home because no work is available in his/her department.

Points will be assessed as follows:

•	One point (1)	Each full day absent (more than 4 hours)
•	One/half point (1/2)	Partial day absent (less than 4 hours (tardy in excess of 6 minutes. leave/return, leave early)
•	One/half point (1/2)	Failure to call in to supervisor or call in voice mail at least 60 minutes before beginning of shift or notify supervisor previously with a written notification (form)
•	8 points	3 consecutive days no call-no show

Each period of illness involving consecutive days will be assessed one (1) point, provided proper medical documentation is presented upon return to work.

The following corrective action will be taken in any 12 consecutive month period in which an employee has accumulated the following points for unexcused absences:

2 points	—	Verbal warning
4 points	—	Written warning
6 points	—	3-day Suspension without pay
8 points	—	Termination

The Company will recognize and reward employees who have 6 months of perfect attendance with a $100.00 payment.

Training Plan

6/28/99

Training employees on jobs is the responsibility of the supervisor in the department; however, the use of experienced operators as instructors is critical to the success and effectiveness of the training process.  The Company will utilize the following outline to ensure effective training.

1.                                       Supervisor assigns the trainee to an operator who will review the following with the employee:

•                  Work instructions

•                  Personal protective equipment required

•                  Safety measures

•                  Quality and inspection requirements

•                  Forms and reports to be completed

•                  Equipment operation

•                  Product characteristics of good and bad quality

•                  Incentive criteria (if applicable)

•                  Other information and skills needed for success of training

2.                                       The supervisor and/or trainer will review training status with trainee a minimum of once every week to identify progression and areas that need special attention.

3.                                       Training criteria will be established for each job through a coordinated effort of supervisors and operators.

4.                                       A time-line will be identified and established to monitor normal training time.

A training committee will be established to establish training criteria and time lines as well as training techniques and methods.  The committee will consist of 2 supervisors, 2 operators, and a member of the bargaining committee.

Human Resources and the Plant Manager will monitor the program to ensure completeness and effectiveness.

It is agreed that the foregoing language represents the terms and conditions of a new labor agreement between the Bremen Bearings of RBC, USA, and Local 1368 of the U.A.W.

For the Union	For the Company

Agreed to this 10th day of August, 2002.